Exhibit 16.1

Deloitte & Touche LLP 100 Kimball Drive Parsippany, NJ 07054-0319 USA
Tel: 973 602 6000 Fax: 973 602 5050 www.deloitte.com

April 1, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Changes in and Disagreements with Accountants on Accounting and Financial Disclosure included in Domus Holding Corp. and Realogy Corporation Registration Statement on Form S-4 dated April 1, 2011, and have the following comments:

1)	We agree with the statements made in the second, third, fourth, fifth and sixth paragraphs.

2)	We have no basis on which to agree or disagree with the statements made in the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP